Exhibit 10.3

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 13, 2019, by and among TPG Pace Holdings Corp., a Cayman Islands exempted company (“Parent”) and Accel Entertainment, Inc., an Illinois corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement (as defined below).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, each of the Persons set forth on Schedule 1 to the Transaction Agreement (each a “Seller”, and collectively the “Sellers”), and each of David Ruttenberg and Gordon Rubenstein, each in their capacity as a Shareholder Representative, are entering into a Transaction Agreement substantially in the form attached hereto as Exhibit A (as the same may be amended from time to time, the “Transaction Agreement”) pursuant to which, among other things, Parent shall acquire, directly or indirectly, all of the issued and outstanding Company Stock of the Company held by the Sellers (the “Stock Purchase”), and following the Closing, the Company shall merge with and into New Pace LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“NewCo”), with NewCo surviving such merger (the “Merger”) (NewCo, in its capacity as surviving company of the Merger, is sometimes referred to as the “Surviving NewCo”), as a result of which, Surviving NewCo will become a direct wholly-owned subsidiary of Parent.

B. The Sellers are holders of Company Stock and, pursuant to the Transaction Agreement and by virtue of the transactions contemplated by the Transaction Agreement, each Seller will directly or indirectly receive substantial payment and other valuable consideration from Parent in exchange for Company Stock as specified in the Transaction Agreement, and the Company desires to assist the Sellers to consummate the transactions contemplated by the Transaction Agreement and realize such valuable consideration by entering into this Agreement.

C. Each of Parent and the Company has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Support. The Company shall use its commercially reasonable efforts to assist the Sellers in their compliance with the covenants as set forth in Articles I, II, IV and V of the Transaction Agreement.

2. Expense Reimbursement.

2.1 Agreement to Pay Parent Expense Reimbursement. Notwithstanding Section 7.3(a) of the Transaction Agreement, in the event that (a) there is a valid termination of the Transaction Agreement by Parent pursuant to Section 7.1(b)(iii) of the Transaction Agreement, or (b) there is a valid termination of the Transaction Agreement by the Shareholder Representatives pursuant to Section 7.1(b)(ii) of the Transaction Agreement and Parent may have validly terminated the Transaction Agreement pursuant to Section 7.1(b)(iii) of the Transaction Agreement, the Company shall pay to Parent an expense reimbursement fee equal to one hundred percent (100%) of the Parent Transaction Expenses documented and actually incurred by Parent and its Affiliates up to a maximum amount of $1,000,000 (the “Parent Expense Reimbursement”).

2.2 Agreement to Pay Company Expense Reimbursement. Notwithstanding Section 7.3(a) of the Transaction Agreement, in the event that there is a valid termination of the Transaction Agreement either (x) by (i) the Shareholder Representatives pursuant to Section 7.1(b)(iii) of the Transaction Agreement, or (ii) either the Shareholder Representatives or Parent for any reason and the Shareholder Representatives may have validly terminated this Agreement pursuant to Section 7.1(b)(iii) of the Transaction Agreement then Parent shall pay an expense reimbursement equal to one hundred percent (100%) of the Company Transaction Expenses documented and actually incurred by the Company, its Subsidiaries and their respective Affiliates up to a maximum amount of $1,000,000, or (y) by (i) the Shareholder Representatives pursuant to Section 7.1(c) of the Transaction Agreement, or (ii) either the Shareholder Representatives or Parent for any reason and the Shareholder Representatives may have validly terminated this Agreement pursuant to Section 7.1(c) of the Transaction Agreement, then Parent shall pay an expense reimbursement equal to one hundred percent (100%) of the Company Transaction Expenses documented and actually incurred by the Company, its Subsidiaries and their respective Affiliates up to a maximum amount of $3,000,000 (such payment pursuant to either clause (x) or (y), the “Company Expense Reimbursement” and each of the Company Expense Reimbursement and the Parent Expense Reimbursement, an “Expense Reimbursement”); provided, that Parent shall not be required to pay the Company Expense Reimbursement pursuant to clause (y) of this Section 2.2 if the Company has failed to use its reasonable best efforts to (i) cause the Company’s audit which is being undertaken in connection with the filing of the S-4 Registration Statement / Proxy Statement to be completed as soon as possible, or (ii) assist Parent in the preparation and filing of the S-4 Registration Statement / Proxy Statement.

2.3 Terms of Payment of Expense Reimbursement. The applicable Expense Reimbursement shall be paid within ten (10) Business Days after the party required to pay such Expense Reimbursement receives the documented Company Transaction Expenses or Parent Transaction Expenses, as applicable, by wire transfer of immediately available funds to an account designated in writing by the party entitled to receive such Expense Reimbursement. Notwithstanding anything to the contrary in the Transaction Agreement (other than Section 5.6(f) thereof), the parties expressly acknowledge and agree that, with respect to any termination of the Transaction Agreement in circumstances where an Expense Reimbursement is payable, the payment of the Expense Reimbursement shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the recipient(s) of the Expense Reimbursement would otherwise be entitled to assert against the liable party or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to the Transaction Agreement and the transactions contemplated thereby and shall constitute the sole and exclusive remedy available to such parties. Except for nonpayment of the Expense Reimbursement (and as set forth in Section 5.6(f) of the Transaction Agreement), the parties hereby agree that, upon termination of the Transaction Agreement in circumstances where the Expense Reimbursement is payable, in no event shall the other parties (a) seek to obtain any recovery or judgment against the party liable for the Expense Reimbursement or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders or (b) be entitled to seek or obtain any other damages of any kind, including consequential, indirect or punitive damages; provided, that, the foregoing shall not (i) relieve any party from liability for Actual Fraud prior to termination of the Transaction Agreement or (ii) limit the right of any party to seek specific performance or other injunctive relief in lieu of terminating the Transaction Agreement.

3. Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall have no further effect upon (i) the mutual agreement of the parties hereto, or (ii) the termination of the Transaction Agreement in accordance with its terms. No such termination, however, shall relieve any party hereto of any liability or damages to the other party hereto resulting from any deliberate breach of this Agreement prior to its termination.

4. Litigation. Subject to the following sentence, each party hereto shall notify the other party hereto of the defense, settlement or prosecution of any proceeding commenced following the date hereof related to this Agreement or the Transaction Agreement or the transactions contemplated hereby or thereby, and shall keep the other party hereto apprised of any developments with respect to such defense, settlement or prosecution, on a reasonably frequent basis and at such party’s sole cost and expense. Further, to the extent that the Company becomes aware of any Action brought by any shareholder of the Company against the Company or its directors or officers relating to this Agreement or the Transaction Agreement or the transactions contemplated by this Agreement or the Transaction Agreement, the Company shall promptly advise Parent orally and in writing of such Action and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, shall give due consideration to Parent’s advice with respect to such litigation, and shall not settle any such litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.

5. Miscellaneous.

5.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

5.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 5.2 shall be void.

5.3 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the parties.

5.4 Specific Performance; Injunctive Relief. The parties acknowledge that the rights of each party set forth herein are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement. Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

5.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, to

c/o TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: OfficeofGeneralCounsel@tpg.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-6064

Attention:        Douglas Warner;

Christopher Machera

Email:              doug.warner@weil.com;

chris.machera@weil.com

(b)	if to the Company, to

Accel Entertainment, Inc.

140 Tower Drive

Burr Ridge, IL 60527

Attention:        Derek Harmer, General Counsel

Email:              DerekH@accelentertainment.com

with a copy to (which shall not constitute notice):

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention:        Mark Stevens;

Ken Myers;

Scott Behar

Email:              mstevens@fenwick.com;

kmyers@fenwick.com;

sbehar@fenwick.com

with a copy to (which shall not constitute notice):

Much Shelist, P.C.

191 North Wacker Drive, Suite 1800

Chicago, IL 60606

Attention:        Jeffrey C. Rubenstein

Michael B. Shaw

Email:              jrubenstein@muchlaw.com

mshaw@muchlaw.com

5.6 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

5.7 Consent to Jurisdiction and Service of Process. Each party hereby and any person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Action shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period an Action that is filed in accordance with this Section 5.7 is pending before a court, all actions, suits or proceedings with respect to such Action or any other Action, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Action, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 5.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY ACTION RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH ACTION IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH ACTION A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

5.8 No Third Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is exclusively for the benefit of Parent, and its respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of Parent under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

5.9 Entire Agreement. This Agreement (including Exhibit A attached hereto (which are deemed for all purposes to be part of this Agreement)) and the Transaction Agreement and the other agreements contemplated thereby constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including Exhibit A attached hereto) or the Transaction Agreement.

5.10 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing, and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

5.11 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

5.12 Headings. The Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

5.13 Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and (v) the terms “year” and “years” mean and refer to calendar year(s).

(b) Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

5.14 This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

5.15 Further Assurances. Each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.

5.16 Expenses. Except as set forth in the Transaction Agreement and in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PARENT:

TPG PACE HOLDINGS CORP.

By:	/s/ Karl Peterson
Name:	Karl Peterson
Title: Chief Executive Officer and President

[Signature Page to Support Agreement]

COMPANY:

ACCEL ENTERTAINMENT, INC.

By:	/s/ Andrew Rubenstein
Name:	Andrew Rubenstein
Title:

[Signature Page to Support Agreement]

Exhibit A

Transaction Agreement

See attached.